UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 9, 2007

Health Discovery Corporation
 (Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 3.02 Unregistered Sales of Equity Securities.

On October 10, 2007, in exchange for the conversion of $594,974.72 of the Company’s previously issued and outstanding indebtedness (including principal and accrued yet unpaid interest) into Series A Preferred Stock, the Company issued 7,437,184 shares of Series A Preferred Stock.

The Shares of Series A Preferred Stock may be converted into common stock of the Company at the option of the holder, at a price of $0.08 per share at any time and from time to time, and without the payment of additional consideration by the holder.  The Shares of Series A Preferred Stock must be converted into common stock of the Company when the trading value of the common stock of the Company exceeds $0.12 per share for a period of thirty (30) consecutive calendar days.

The shares of Series A Preferred Stock issued in connection with the conversion will not be immediately registered under either federal or state securities laws and must be held for at least one year from the time they are issued or until a registration statement covering such securities is declared effective by the Securities and Exchange Commission.

The shares of Series A Preferred Stock described above were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Regulation D promulgated there under.  Based on the information provided by the holder, the holder qualifies as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 9, 2007, the Company filed Articles of Amendment (the “Amendment”) with the Secretary of State of the State of Georgia to amend the Company’s Articles of Incorporation.  The Amendment sets forth the rights and preferences of the Series A Preferred Stock, including the right to receive dividends, the right to vote on matters presented to holders of common stock, a preference right in the event of liquidation, and the right to convert the Series A Preferred Stock into Common Stock.  The Amendment was authorized by the Board of Directors of the Company on October 5, 2007. A copy of the Amendment is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Articles of Amendment to Articles of Incorporation of Health Discovery Corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: October 10, 2007	By:	/s/ Daniel Furth
Daniel Furth
Principal Financial Officer

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